Exhibit 99.1

NEWS RELEASE

INVESTOR RELATIONS CONTACT: J. Eric Bjornholt – CFO
(480) 792-7804

MICROCHIP TECHNOLOGY ANNOUNCES PRELIMINARY RESULTS

FOR THIRD QUARTER FISCAL 2016

•   Net Sales and EPS above mid-point of guidance.

CHANDLER, Arizona – January 19, 2016 – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller, mixed signal, analog and Flash-IP solutions, today announced preliminary results for its third quarter of fiscal year 2016, as follows:

	Microchip Consolidated Guidance – Non-GAAP (provided on November 4, 2015)	Non-GAAP Preliminary Results
Net Sales	$539.7 million to $563.5 million	about $552 million
Gross Margin	57.7% to 57.9%	about 57.9%
Operating Expenses	28.6% to 29.3%	about 28.5%
Operating Income	28.4% to 29.3%	about 29.4%
Earnings per Diluted Share	58 cents to 64 cents	62 to 63 cents

Microchip also announced today that it has signed a definitive agreement to acquire Atmel Corporation (NASDAQ: ATML) for $8.15 per share consisting of $7.00 per share in cash and $1.15 per share in Microchip common stock.

“Microchip’s core business in the December quarter remained strong amidst the turbulence seen in the macro environment. Our revenue and EPS were both above the midpoint of our guidance provided on November 4, 2015, demonstrating the resilience of our business model,” said Steve Sanghi, President and CEO of Microchip.

“With our core business and organization in good stead, we are confident as we embark on our acquisition of Atmel Corporation. The Atmel transaction is our most ambitious undertaking and our largest acquisition ever and will create a powerhouse in microcontrollers, analog and the internet of things (IoT),” added Mr. Sanghi.

Microchip will host a conference call today, January 19, 2016 at 5:00 p.m. (Eastern Time) to discuss the Atmel acquisition. Microchip will not be discussing its third fiscal quarter 2016 results on this conference call. We will hold our regular quarterly earnings conference call on February 3, 2016 at which time we will more fully discuss our third fiscal quarter 2016 results and have a question and answer session for analysts and investors. You may

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Microchip Technology Incorporated 2355 West Chandler Blvd. Chandler, AZ 85224-6199   Main Office 480•792•7200   FAX 480•899•9210

Microchip Technology Announces

Preliminary Financial Results

for Third Quarter Fiscal 2016

view our presentation material that we will refer to during the Atmel acquisition conference call at Microchip’s website at www.microchip.com. This call will be simulcast over the Internet at www.microchip.com. The webcast will be available for replay until January 26, 2016.

A telephonic replay of the conference call will be available at approximately 8:00 p.m. (Eastern Time) January 19, 2016 and will remain available until 5:00 p.m. (Eastern Time) on January 26, 2016. Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 219583.

Cautionary Statement:

The statements in this release relating to our preliminary non-GAAP results for net sales, gross margin, operating expenses, operating income and earnings per diluted share for the December 2015 quarter, the resilience of our business model, our core business and organization being in good stead, and the creation of a powerhouse in microcontrollers, analog and IoT are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: any unexpected fluctuations or weakness in the U.S. or global economies (including China); the timing of the closing of the Atmel acquisition, the satisfaction of the conditions to closing in the Atmel acquisition agreement (including obtaining Atmel stockholder approval and regulatory clearances), any termination of the Atmel acquisition agreement, fluctuations in Microchip’s stock price which would impact the number of shares that Microchip issues in the Atmel transaction; changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity and our ability to effectively manage our production levels; our ability to realize the expected benefits of our acquisitions (including our pending acquisition of Atmel); competitive developments; supply of wafers from third party wafer foundries and the cost of such wafers; the costs and outcome of any current or future tax audit or any litigation involving intellectual property, customers, the Atmel transaction or other issues; disruptions in our business or the businesses of our customers or suppliers due to natural disasters (including any floods in Thailand), terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally. In addition, the preliminary results in this press release are subject to any adjustments that may be made in connection with our quarterly financial accounting closing procedures.

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Microchip Technology Announces

Preliminary Financial Results

for Third Quarter Fiscal 2016

For a detailed discussion of these and other risk factors, please refer to Microchip’s filings on Forms 10-K, 10-Q and 8-K. You can obtain copies of Forms 10-K, 10-Q and 8-K and other relevant documents for free at Microchip’s website (www.microchip.com) or the SEC’s website (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this January 19, 2016 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Incorporated is a leading provider of microcontroller, mixed-signal, analog and Flash-IP solutions, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip website at www.microchip.com.

Note: The Microchip name and logo are registered trademarks of Microchip Technology Inc. in the USA and other countries. All other trademarks mentioned herein are the property of their respective companies.

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